Severance Agreement
Between

Globalization Partners Switzerland SA Route de Frontenex 86bis 1208 Geneve Switzerland
(the Employer)

and

Nicola Heffron Dorfstrasse 20 Allenwinden Zug 6319 Switzerland
(the Employee)

The Employer and the Employee are also referred to as Party or together as
Parties.
Background
A.    The Employee is employed by the Employer since December 1, 2021 and has been working for 2Seventy Bio (the Client) (the Employment Relationship). The Employment Relationship is regulated by a Main Employee Placement Contract dated December 1, 2021 and an Amendment to the Main Worker Placement Contract dated December 1, 2021 (the Employment Contract).
B.    On February 7, 2023, the Employee terminated the Employment Contract by resignation as of March 10, 2023, waiving the contractually agreed notice period.
C.    To facilitate an amicable situation and a mutually successful separation, the Parties have now agreed that the Employment Relationship shall terminate on the terms and conditions set forth in this agreement (the Severance Agreement).
1.Termination of the Employment Contract
The Employment Contract is terminated as of March 10, 2023 (the Termination Date). Any extension of the Employment Relationship, especially due to illness or accident, shall be expressly excluded.
The Employee confirms that no other employment relationship (than the one with the Employer), no mandate, no agency nor any other legal or contractual relationship exists between the Employee and the Employer. If any such legal relationship would exist, the Parties agree to terminate such relationship as of today.
2.Continued Performance of Work
Until the Termination Date, the Employee will perform their normal duties under the Employment Contract or such duties the Employer or the Client might reasonably request.
3.Remuneration
From the signing of this Severance Agreement until the Termination Date, the Employer will continue to pay to the Employee the same base salary and allowances as before.
The Employer agrees to pay a pro-rated bonus amount of CHF 489,837 gross in relation to the performance of 2022, due for payment with Employee’s regular scheduled salary payment for the month of February.
4.Severance
For the loss of the employment, for waiving the statutory termination protection due to illness and for all potential claims resulting from the Employment Relationship, the Employee will receive 6 months’ salary as a non-statutory severance pay and 6 months of the allowances as detailed on the assignment schedule, on the final payroll cycle, subject to the standard payroll deductions, provided however, the Employee has:
a)    fulfilled all the Employee’s duties under this Severance Agreement;
b)    not committed any breach prior to the payment date of the severance;
c)    returned all the property to the Employer and/or the Client as referred to in Section 9 below on or prior to the Termination Date.
5.Deductions
From all payments the same deductions as in the past will be made, including, but not limited to social security contributions (AHV (Old-age and surviving dependents insurance)/IV (Disability insurance)/EO (Wage Compensation Order), ALV (Unemployment insurance)), UV (accidence insurance), premiums to pension funds (cp. regulations of the pension fund) and withholding taxes, if any.

6.Accident Insurance. Daily Allowance Insurance and Pension Fund
The benefits coverage under the accident insurance will cease 30 days after the Termination Date. The Employer herewith informs the Employee that the Employee is obliged to notify their health insurer about the fact that the Employment Relationship will end and the Employee needs to include an accident insurance into their health insurance in order to secure sufficient insurance coverage. The Employee confirms that she has been informed regarding the possibility of entering into so-called single accord insurance(s) with the accident insurance provider and the daily sickness benefits allowance insurance provider of the Employer.
The benefits coverage under the pension fund (BVG) will cease on the Termination Date.
7.Unemployment Benefits
The Employer herewith informs the Employee that the Employee should get in contact with the responsible centre for unemployment (regionales Arbeitsvermittlungszentrum (RAV)) within the next few days. If the Employee does not register the termination of the Employment Relationship this may lead to a reduction unemployment benefits. Pursuant to the law, the Employee is required to start to apply for new positions as soon as the Employee has signed this Severance Agreement.
8.Return of Employer and Client Property
On the Termination Date at the latest, or whenever requested by the Employer or the Client, the Employee shall return to the Employer and/or the Client all documents of a confidential nature (and copies thereof) belonging or relating to the Employer and/or the Client. In addition, the Employee shall return all property belonging to the Employer and/or the Client, including, but not limited to, files, calculations, books. documents, notes, business plans and forecasts, computers, laptops, mobile phones, credit cards, and keys, etc. Furthermore, the Employee shall destroy on his own all electronically stored confidential data belonging to the Employer and/or the Client.
9.Confidentiality
For the remainder of the Employment Relationship and thereafter the Employee shall keep strictly confidential and neither use for his own purposes or that of others nor make known to any third person any trade or business secret or any other confidential or proprietary information of the Employer or the Client received or created during the employment. These include in particular, but not exhaustively any products, improvements, designs, processes, customers, methods of distribution or methods of operation, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, trade secrets, or know-how or data obtained by the Employee during the Employment Relationship, regardless of whether such information is confidential or not, except if such information is already publicly known and in the public domain.
The Employee may not make any statement to the media, as far as she is not authorized to do so by the Employer or Client. The Employee is also reminded of and agrees to comply with their obligations regarding confidentiality pursuant to the Employment Contract. The Employee is aware that the Employee is bound by this obligation even after the Termination Date. The Parties also agree to keep the contents of this Severance Agreement confidential.
10.Loyalty
The Employee is reminded that their duty of loyalty towards the Employer and the Client will continue to apply until the Termination Date, meaning that they may not act in a manner that may harm the interests of the Employer or the Client.
11.Lawsuit Support
The Employee will support the Employer in any lawsuits, civil or public proceedings, inquiries, hearings or other formal procedures, including, but not limited to, provision of testimonies or witnessing. After the Termination Date, the Employer pays adequate compensation for such services of the Employee.
12.Non-Disparagement
The Employee agrees not to disparage the Employer or the Client as well as their directors, officers, employees, shareholders, agents and attorneys, in any manner likely to be harmful to them or their business, products, business reputation or personal reputation, provided that the Employee shall respond accurately and fully to any question, inquiry or request for information when required by law or court order.
13.Non-Representation
From the Termination Date onwards, the Employee will not hold herself out as an employee, director, officer, agent or attorney of the Employer.
14.Certificate of Reference
The Employee shall be entitled to an interim certificate of reference (Zwischenzeugnis) which will be handed out by March 31, 2023. In addition, the Employee shall be entitled to a certificate of reference (Arbeitszeugnis) to be executed and delivered by the Employer on the Termination Date or promptly thereafter.
15.Acknowledgement, Release and Waiver
The Employee acknowledges that she has no further rights or claims resulting from the Employment Relationship or the Employment Contract or arising from the services provided to the Client, except for the entitlements expressly mentioned in this Severance Agreement.
Upon execution and performance of this Severance Agreement neither Party shall have any further claims against the other Party resulting from the Employment Relationship and its termination.
The Parties hereby fully release and discharge each other from any and all claims and/or obligations including, but not limited to, claims, obligations and/or demands related to salary, stock options, shares, allowances. bonuses, commissions, thirteenth month payment, vacation, overtime, fringe benefits, expense reimbursements, severance pay, discrimination, harassment, fraud and defamation provisions.
The Employee hereby fully releases and discharges the Client from any and all claims and/or obligations including, but not limited to, claims. obligations and/or demands related to salary, stock options, shares, allowances, bonuses, commissions, thirteenth month payment, vacation, overtime, fringe benefits, expense reimbursements, severance pay, discrimination, harassment, fraud and defamation provisions.
This full settlement clause is applicable on known and unknown claims, irrespective of the nature of such claims or on claims which one of the Parties might not have known or which one of the Parties might not have thought of. The Parties are aware of the fact that with the signing of this Severance Agreement, they explicitly and irrevocably waive any claims which are not expressly stated within this Severance Agreement.
This acknowledgement, release and waiver also applies in relation to any rights or claims the Employee may have against the Client (genuine contract in favor of a third party - echter Vertrag zu Gunsten Dritter).
16.Confirmation of Legal Advice
The Employee confirms that they had the opportunity to receive independent legal advice regarding this Severance Agreement and has done so or refused to do so of their own volition.

17.Miscellaneous
This Severance Agreement constitutes the complete agreement between the Parties regarding its subject matter and supersedes all prior oral and/or written agreements, representations and/or communications, concerning the subject matter hereof.
Any amendment and/or supplementation of this Severance Agreement shall require written form and shall only be valid if signed by both Parties.
T he Parties mutually agree not to publicly disclose the terms of this Severance Agreement except to the extent that disclosure is required by applicable law.
If the Employer does not impose sanctions on the Employee for breach of a provision of this Severance Agreement, such a non-sanctioning shall not be interpreted as a waiver of existing or future entitlements of the Employer.
Should any of the provisions of this Severance Agreement be or become legally invalid, such invalidity shall not affect the validity of the remaining other provisions. Any gap resulting from such invalidity shall be filled by a provision consistent with the spirit and purpose of the Severance Agreement. In the same way shall any gap that appears in the drafting of the contract be filled by a provision consistent with the spirit and purpose of the Severance Agreement.
The Employer has the right to set off any payment owed by the Employee to the Employer against any payment owed by the Employer to the Employee, regardless under which title this payment obligation arose. Notwithstanding anything to the contrary in this paragraph, the Employer’s right to set off shall comply with article 323b(2) of the Swiss Code of Obligations.
18.Governing Law and Place of Jurisdiction
The terms of this Severance Agreement shall be construed in accordance with and governed in all respects by the laws of Switzerland (without giving effect to principles of conflicts of laws).
Any dispute, controversy or claim arising under, out of or in relation to this Severance Agreement, its valid conclusion, binding effects, interpretation, including tort claims, shall be referred and finally determined by the ordinary courts at the domicile of the defendant party or where the Employee normally had to perform their duties.
19.Execution
The Parties have duly executed this Severance Agreement in two originals.

Signatures

Globalization Partners:

United Kingdom

17 February 2023	/s/ Kathryn Barnes
Place, date	Kathryn Barnes

Manager – Senior Employment Counsel - EMEA

Employee:

Nicola Heffron

16 February 2023	/s/ Nicola Heffron
Place, data	Nicola Heffron